NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following securities issued by Exchange Traded Concepts Trust (FaithShares Trust) (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

FaithShares Baptist Values Fund (suspended:7/18/2011) symbol: FZB

FaithShares Catholic Values Fund (suspended:7/18/2011) symbol: FCV

FaithShares Lutheran Values Fund (suspended:7/18/2011) symbol: FKL

FaithShares Methodist Values Fund (suspended:7/18/2011) symbol: FMV

FaithShares Christian Values Fund (suspended:9/1/2011) symbol: FOC

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above.
Accordingly,trading in the issues were suspended before the opening on the date specified above.